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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Goodrich Petroleum Corporation

We consent ot the incorporation by reference in the registration statement
(No. 33-01077) on Form S-8 of Goodrich Petroleum Corporation of our report dated March 16, 2001 relating to the consolidated balance sheets of Goodrich Petroleum Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Goodrich Petroleum Corporation.

KPMG LLP

Shreveport, Louisiana
March 28, 2001